Exhibit 5.2

December 15, 2014

Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, NJ 07417-1880

Ladies and Gentlemen:

I am Senior Vice President and General Counsel of Becton, Dickinson and Company, a New Jersey corporation (the “Company”), and have been requested to furnish this opinion in connection with the Registration Statement on Form S-3 (Registration No. 333-183059) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of its (i) Floating Rate Notes due June 15, 2016 in an aggregate amount not to exceed $ 750,000,000, (ii) 1.800% Notes due December 15, 2017 in an aggregate principal amount not to exceed $ 1,250,000,000, (iii) 2.675% Notes due December 15, 2019 in an aggregate principal amount not to exceed $1,250,000,000, (iv) 3.734% Notes due December 15, 2024 in an aggregate principal amount not to exceed $ 1,750,000,000 and (v) 4.685% Notes due December 15, 2044 in an aggregate principal amount not to exceed $ 1,200,000,000 (collectively referred to herein as the “Notes”). The Notes are being offered and sold pursuant to a Prospectus, dated August 3, 2012, as supplemented by the Prospectus Supplement, dated December 4, 2014 (together, the “Prospectus”), filed with the Commission on December 5, 2014 pursuant to Rule 424(b)(5) under the Act, and an Underwriting Agreement dated December 4, 2014 (the “Underwriting Agreement”) between the Company and the several underwriters named therein.

In connection with the furnishing of this opinion, I have examined (a) copies of the Registration Statement and of the Prospectus, and (b) a copy of the Indenture, dated as of March 1, 1997, between the Company and The Bank of New York Mellon Trust Company, N.A. (successor to JP Morgan Chase Bank), as Trustee (the “Indenture”).

I also have examined such corporate records of the Company, such agreements and instruments, such certificates of public officials, such certificates of other officers of the Company and other persons, such questions of law and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.

In such examination, except with respect to documents executed by officers of the Company in my presence, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing, I am of the opinion that:

(i)	The Indenture has been duly authorized, executed and delivered by the Company.

(ii)	The issue and sale of the Notes and the compliance by the Company with all of the provisions of the Notes and the Indenture, and the consummation of the transactions therein contemplated, will not conflict with or result in a breach or violation of any statute or any order, rule or regulation known to me of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties.

I am a member of the Bar of the State of New York, and attorneys under my supervision upon whom I am relying are members of the Bar of the State of New Jersey. The foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the Business Corporation Act of the State of New Jersey.

I hereby consent to the filing of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed on December 15, 2014. In addition, I consent to the reference to me under the caption “Validity of Notes” in the Prospectus.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.

Very truly yours,

/s/ Jeffrey Sherman

Jeffrey Sherman

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